Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. AGREES TO ACQUIRE MONEY CONTROLS

TO STRENGTHEN ITS PAYMENT SOLUTIONS BUSINESS

STAMFORD, CONNECTICUT – November 12, 2010 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that it has executed a definitive agreement with CA-MC Acquisition Co. to acquire its Money Controls business located near Manchester, England. Money Controls, employing 350 people globally, is a leading producer of a broad range of payment systems and associated products for the gaming, amusement, transportation, and retail markets. The Money Controls product line includes coin hoppers, coin acceptors and bill validators. Money Controls’ 2010 sales are estimated to be approximately $62 million. The transaction is subject to antitrust review in Germany and is expected to close by mid-December. Terms of the agreement were not disclosed.

Building on the existing National Rejectors capabilities in coin validation and coin dispensing, Crane embarked in 2006 on a strategic path to expand its presence in the Payment Solutions markets. The acquisition of CashCode, a manufacturer of bill validation and dispensing products, and Telequip, a manufacturer of coin dispensing systems for retail applications, in that year, created a global platform to serve the coin and bill validating needs of customers in gaming, amusement, transportation, retail and vending markets.

Mr. Eric Fast, President and Chief Executive Officer of Crane Co., said, “The Money Controls acquisition will significantly strengthen and broaden our product offering in the Payment Solutions portion of our Merchandising Systems segment. It fits very well within our existing business and allows us to strengthen our position in the gaming and retail sectors of the market, including self checkout applications. The combined business will allow us to build stronger customer relationships and accelerate product innovation. This acquisition is expected to be neutral to our 2011 earnings, and accretive in 2012.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing,

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petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

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